EXHIBIT 99.1 TO FORM 8-K

           Signature Eyewear Announces Licensing Agreement With Coach

     INGLEWOOD, Calif./NEW YORK--(BUSINESS WIRE)--March 11, 1999-- Signature Eyewear (Nasdaq/NM:SEYE) and Coach Thursday jointly announced that they have signed an exclusive licensing agreement to develop and market a new collection of prescription eyewear and sunwear frames under the Coach Eyewear brand label.

     Signature Eyewear is expected to introduce the first collection in early 2000.

     Commenting on the partnership, Coach Chairman and Chief Executive Officer Lew Frankfort said, "We chose Signature Eyewear because it is a marketing-driven company that offers a high-quality product, outstanding design detail and quality merchandising programs that capture the personality of the brand."

     "The Coach reputation for clarity of design and its tradition of quality and craftsmanship will allow us to produce a luxury eyewear collection for today's discriminating customer," said Bernie Weiss, chief executive officer of Signature Eyewear. "Coupled with our marketing capabilities, we make an extraordinary team."

     The terms of the agreement allow Signature Eyewear to distribute Coach Eyewear in the United States and Canada. Signature Eyewear will support the launch with a major consumer advertising campaign coupled with trade advertising and merchandising and sales-promotion programs. Coach, a division of Sara Lee Corp. with headquarters in New York, is the leading American marketer of quality leather goods for men and women, including handbags, business cases, furniture, luggage, wallets, footwear, watches and related accessories.

     Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through the Coach catalog in the United States by calling 800/262-2411. Or, for more information about Coach, visit its Web site at www.coach.com.

     Signature Eyewear is a leading designer and marketer of prescription eyeglass frames under internationally recognized brand names such as Laura Ashley and Eddie Bauer, among others. In addition to producing distinctive frame designs, the company further distinguishes itself through innovative sales and merchandising programs that are unique to the optical industry. Signature Eyewear's products are distributed in the United States and internationally to opticians, optometrists and ophthalmologists and sold directly to major national retail chains. For more information about Signature Eyewear, visit the company's Web site at www.signatureeyewear.com.

     This news release contains certain forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, the company's ability to maintain its current level of financial performance, successfully develop and launch the new Coach Eyewear collection, expand its eyewear business, and obtain new brand-name licenses. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the company's 1997 annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.


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         CONTACT:          Signature Eyewear, Inglewood
                           Michael Prince, 310/330-2700
                                    or
                           Coach, New York
                           Lori Tesoro, 212/629-2309
                                    or
                           Framan Associates (for Signature Eyewear)
                           Judie Framan, 505/897-8505
                                    or
                           Pondel Parsons & Wilkinson (for Signature Eyewear) Robert M. Whetstone, 310/207-9300


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